GRAINGER REPORTS EARNINGS PER SHARE OF $1.88
FOR THE 2009 THIRD QUARTER, INCLUDING A ONE-TIME $0.37 GAIN

Quarterly highlights
•	Sales of $1.6 billion, down 14 percent
•	Net earnings of $145 million, including a one-time, non-cash $47 million pre-tax gain, up 3 percent
•	EPS of $1.88 including the $0.37 gain, up 6 percent
•	Operating cash flow of $275 million
•	Pretax ROIC of 25.2 percent*
Visit www.grainger.com/investor to access a podcast with Grainger’s supplemental commentary.

CHICAGO, October 14, 2009 – Grainger (NYSE: GWW) today reported third quarter sales of $1.6 billion, which were down 14 percent versus third quarter 2008.  Net earnings for the quarter increased 3 percent to $145 million versus $140 million in 2008.  Earnings per share increased by 6 percent to $1.88 versus $1.77** for the third quarter of 2008.  The 2009 third quarter included a one-time $47 million pre-tax or $0.37 per share gain from the step-up of its investment in MonotaRO Co. Ltd., after Grainger became a majority owner in September.

“Despite the effects of the sluggish economy, we are pleased with our results,” said Grainger Chairman and CEO James T. Ryan.  “Our execution has been solid.  In particular, our relentless focus on providing exceptional customer service is paying off.   We continue to see evidence that we are capturing market share.  Now more than ever, our customers are depending on Grainger’s product breadth, unmatched local availability and customer service to help them cost effectively maintain their facilities.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 10 point average for net working assets.  Net working assets are working assets minus working liabilities defined as follows:  working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.
** Reported third quarter 2008 earnings per share were $1.79, which was restated after the company adopted FSP 03-6-1 on January 1, 2009, resulting in a 2 cent reduction in earnings per share in the third quarters of 2008 and 2009.  (See page K-41 of the company’s 2008 10-K for additional information).

Ryan added, “While daily sales remain stable, we are not yet seeing a catalyst for a sustained economic turnaround in any of our major end markets.  We expect comparisons to improve as sales fell in the fourth quarter last year.  We will continue to focus on what we can control.  With the investments we have made, we remain in a great position as the economy recovers.”

Sales for the company decreased 14 percent for the quarter; down 14 percent in July, down 13 percent in August and down 13 percent in September.  Price contributed a positive 4 percent while volume was down 17 percent. Sales were negatively affected by 1 percent related to foreign exchange.  There were 64 selling days in the quarter, the same as the 2008 third quarter.

Operating earnings for the company were down 19 percent.  The operating earnings decrease was the result of expenses decreasing at a slower rate than sales, partially offset by a higher gross profit margin.

Effective with the first quarter of 2009, the company has two reportable business segments, the United States and Canada, which represent approximately 98 percent of company sales.  This new reporting reflects the integration of Lab Safety Supply with Grainger’s U.S. branch-based business.  The remaining operating units (Mexico, India, Puerto Rico, China, and Panama) are included in other businesses and are not considered a segment.  The company acquired Asia Pacific Brands India Private Limited in June 2009 resulting in the inclusion of the India operations in other businesses in the third quarter.  The company obtained a majority ownership of MonotaRO in September, consolidated its balance sheet as of the end of the third quarter and will consolidate its income statement beginning in the fourth quarter.

Upon obtaining majority ownership, the previously held equity investment was revalued to fair market value, based on the closing market price of MonotaRO’s stock at the time of the transaction, resulting in the one-time, non-cash gain.

United States
Sales for the United States segment decreased 14 percent in the 2009 third quarter.  Sales declined by 14 percent in July, August and September.

As a result of integrating Lab Safety Supply with the Grainger Industrial Supply business starting late in 2008, the company had said that it expected to deliver $70-$100 million in incremental revenue and $20-$30 million in cost savings.  To date, the project has generated $24 million of the additional revenue and $15 million of the savings, with the company on track to deliver within the range of the projected sales and cost benefits by mid-2010.

Sales declined in all customer end-markets in the United States.  Grainger continues to add more products to its offering that will result in having almost 300,000 products in the 2010 catalog.  Product line expansion contributed $251 million in sales for the third quarter versus $196 million in the third quarter 2008.

Operating earnings for the quarter were down 15 percent in the United States.  The operating earnings decrease was the result of operating expenses decreasing at a slower rate than sales, partially offset by a higher gross profit margin.  Payroll-related expenses were down due to lower headcount, reduced commissions and no bonus accruals.  Around one third of the decrease in operating expenses is expected to be permanent.  Gross profit margins were up due to sales price increases exceeding product cost inflation and a $10 million reduction in the LIFO inventory reserve due to lower inflation on inventory purchases and lower inventory levels than previously estimated.

Canada
Sales for the Acklands-Grainger business in the quarter were down 13 percent versus the 2008 third quarter.  In local currency, sales were down 8 percent.  Sales in local currency declined 10 percent in July, 5 percent in August and 9 percent in September.  The Canadian economy remained weak, particularly the forestry and natural gas industries.  Growth in the oil and utilities sectors remained favorable in the quarter.

Operating earnings decreased 41 percent for the 2009 third quarter (38 percent in local currency), primarily due to the sales decline and a 260 basis point decline in gross margin.  The decline in gross margin was primarily the result of higher product costs due to unfavorable foreign exchange rates and an increase in the mix of lower margin business, particularly large customers.

Other businesses
Sales for the other businesses, which include Mexico, India, Puerto Rico, China, and Panama, were up 11 percent versus prior year.  The sales increase was due primarily to the acquisition of the business in India in June 2009, along with contributions from China and Panama.  Mexico represents approximately 50 percent of sales within this group.  Sales in Mexico were down 21 percent in the quarter versus the same period in 2008 due to unfavorable foreign exchange.  In local currency, sales in Mexico increased 2 percent for the quarter.  Operating losses for other businesses were $2 million for the quarter compared to $3 million a year ago.

Other
The third quarter 2009 tax rate benefited from the expiration of a statute related to a prior tax year.  Excluding the effect of this one time benefit, the effective tax rate for the 2009 third quarter was 39.1 percent, compared to 38.8 percent in the 2008 third quarter.  The increase in the 2009 effective rate is due to lower earnings in non-U.S. tax jurisdictions with lower tax rates, as well as higher estimates of U.S. state income tax rates.

Cash flow
Operating cash flow was $275 million versus $217 million in the third quarter of 2008.  Capital expenditures were $36 million in the third quarter compared to $32 million a year ago.  Grainger did not repurchase any shares of stock in the quarter.  Dividends paid in the third quarter were approximately $35 million.

For the nine months ended September 30, 2009 sales of $4.6 billion were down 13 percent, 12 percent on a daily basis, versus the nine months ended September 30, 2008.  Net earnings decreased 9 percent to $333 million versus $367 million in 2008.

Earnings per share for the nine months ended September 30, 2009 declined 6 percent to $4.34 versus $4.60 for 2008.  The effect of adopting FSP-03-6-1 was a five cents per share reduction for the first nine months of both years.  The nine months of 2009 included a $0.37 per share gain from the MonotaRO transaction in September.  Year to date operating cash flow was $508 million verses $335 million in 2008.

W.W. Grainger, Inc. with 2008 sales of $6.9 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in United States, Canada, Japan, Mexico, India, China and Panama. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done. Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding third quarter 2009 results.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives are not historical facts.  They are generally identified by qualifiers such as “capturing market share”, “continue”, “continues”, “expect”, “expected”, “on track”, “projected”, “range”, “remain in a great position” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Ernest Duplessis
Director, Corporate Communications & Public Affairs	Vice President, Investor Relations
847/535-4339	847/535-4356

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$1,589,665	$1,839,475	$4,588,176	$5,257,377
Cost of merchandise sold	929,720	1,097,127	2,673,848	3,129,218
Gross profit	659,945	742,348	1,914,328	2,128,159

Warehousing, marketing and administrative expenses	473,225	510,891	1,414,465	1,526,044
Operating earnings	186,720	231,457	499,863	602,115

Other income and (expense)
Interest income	374	1,602	1,048	3,642
Interest expense	(2,198)	(4,393)	(6,734)	(9,591)
Equity in net income (loss) of unconsolidated entities	578	755	1,361	2,835
Gain (loss) on previously held equity interest	47,420	–	47,343	–
Other non-operating income	602	60	838	800
Other non-operating expense	(76)	(791)	(205)	(231)
Total other income and (expense)	46,700	(2,767)	43,651	(2,545)

Earnings before income taxes	233,420	228,690	543,514	599,570

Income taxes	88,856	88,667	210,106	232,130

Net earnings	$144,564	$140,023	$333,408	$367,440

Earnings per share -Basic	$1.91	$1.80	$4.41	$4.68
-Diluted	$1.88	$1.77	$4.34	$4.60

Average number of shares outstanding -Basic	74,048	75,968	73,920	76,814
-Diluted	75,203	77,408	74,972	78,227

Diluted Earnings Per Share
Net Earnings as reported	$144,564	$140,023	$333,408	$367,440
Less: earnings allocated to participating securities	(3,321)	(3,168)	(7,700)	(7,888)
Net earnings available to common shareholders	$141,243	$136,855	$325,708	$359,552

Weighted average shares adjusted for dilutive securities	75,203	77,408	74,972	78,227
Diluted earnings per share	$1.88	$1.77	$4.34	$4.60

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales
United States	$1,398,576	$1,629,414	$4,061,108	$4,641,690
Canada	166,262	190,754	470,781	565,924
Other Businesses	34,901	31,307	85,334	86,379
Intersegment sales	(10,074)	(12,000)	(29,047)	(36,616)
Net sales to external customers	$1,589,665	$1,839,475	$4,588,176	$5,257,377

Operating earnings
United States	$204,439	$241,560	$554,157	$646,414
Canada	8,361	14,168	24,055	41,856
Other Businesses	(1,958)	(2,729)	(8,176)	(8,880)
Unallocated expense	(24,122)	(21,542)	(70,173)	(77,275)
Operating earnings	$186,720	$231,457	$499,863	$602,115

Company operating margin	11.7%	12.6%	10.9%	11.5%
ROIC* for Company			25.2%	30.5%
ROIC* for United States			34.9%	40.4%
ROIC* for Canada			8.6%	14.5%
* See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At September 30,
Assets	2009	2008
Cash and cash equivalents	$672,035	$364,417
Accounts receivable – net (1)	638,531	721,387
Inventories (2)	851,478	961,094
Prepaid expenses and other assets	71,122	63,028
Deferred income taxes	37,516	61,395
Total current assets	2,270,682	2,171,321
Property, buildings and equipment - net	938,285	928,496
Deferred income taxes	97,383	72,760
Investment in unconsolidated entities (3)	3,341	23,089
Goodwill (3)	328,131	231,945
Other assets and intangibles – net	103,286	108,830
Total assets	$3,741,108	$3,536,441

Liabilities and Shareholders’ Equity
Short-term debt	$33,650	$16,431
Current maturities of long-term debt (4)	46,257	12,923
Trade accounts payable	279,660	314,445
Accrued compensation and benefits	124,033	164,524
Accrued contributions to employees’ profit sharing plans	91,151	110,566
Accrued expenses	96,302	99,386
Income taxes payable	(1,151)	16,589
Total current liabilities	669,902	734,864
Long-term debt	454,895	496,562
Deferred income taxes and tax uncertainties	34,211	23,531
Accrued employment-related benefits (5)	218,875	153,393
Shareholders' equity (6)	2,363,225	2,128,091
Total liabilities and shareholders’ equity	$3,741,108	$3,536,441

(1)	Accounts receivable decreased $83 million, or 11%, due a decline in sales.
(2)	Inventories decreased $110 million, or 11%, due to lower purchases in response to the decline in sales.
(3)
Investment in unconsolidated entities decreased $20 million, or 86%, and goodwill increased $96 million, or 41% primarily due to acquiring the majority ownership of MonotaRo Co. Ltd. which was previously held as an investment in unconsolidated entities.

(4)	Current maturities of long-term debt increased $33 million, due to payments on the term loan obtained in May 2008 that will be due within one year.
(5)
Accrued employment-related benefits increased $65 million, or 43%, due to increases in post-retirement liabilities resulting from declines in market values of underlying plan assets and also a decrease in assumed discount rates, driven by recent economic conditions.

(6)
Common stock outstanding as of September 30, 2009 was 74,315,435 shares as compared with 76,067,844 shares at September 30, 2008.  The Company did not repurchase any shares during the 2009 third quarter.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended Sept. 30,
	2009	2008
Cash flows from operating activities:
Net earnings	$333,408	$367,440
Provision for losses on accounts receivable	11,165	11,867
Deferred income taxes and tax uncertainties	9,131	(18,432)
Depreciation and amortization	104,093	100,765
Stock-based compensation	33,170	36,655
Tax benefit of stock incentive plans	1,206	1,612
Net losses (gains) on sales of property, buildings and equipment	50	(4,760)
(Income) losses from unconsolidated entities – net	(1,361)	(2,835)
(Gain) loss on previously held equity interest	(47,343)	–
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(29,257)	(125,936)
(Increase) decrease in inventories	194,396	(17,360)
(Increase) decrease in prepaid expenses	32,928	645
Increase (decrease) in trade accounts payable	(33,064)	13,069
Increase (decrease) in other current liabilities	(112,810)	(42,191)
Increase (decrease) in current income taxes payable	(4,998)	6,466
Increase (decrease) in accrued employment-related benefits cost	20,395	9,498
Other – net	(3,241)	(1,186)
Net cash provided by operating activities	507,868	335,317
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(88,152)	(131,590)
Net cash paid for business acquisition	–	(33,995)
Cash acquired, net of cash paid for business acquisitions	10,428	–
Investments in unconsolidated entities	–	(6,486)
Other – net	2,697	19,211
Net cash used in investing activities	(75,027)	(152,860)
Cash flows from financing activities:
Net (decrease) increase in short-term debt	(6,711)	(85,019)
Proceeds from issuance of long-term debt	–	500,000
Stock options exercised	59,940	41,103
Excess tax benefits from stock-based compensation	12,588	11,733
Purchase of treasury stock	(127,696)	(307,552)
Cash dividends paid	(100,049)	(90,384)
Net cash (used in) provided by financing activities	(161,928)	69,881
Exchange rate effect on cash and cash equivalents	4,832	(1,358)
Net increase in cash and cash equivalents	275,745	250,980
Cash and cash equivalents at beginning of year	396,290	113,437
Cash and cash equivalents at end of period	$672,035	$364,417